Exhibit 10.1
Malcolm W. Anderson
Senior Vice President, Human Resources
September 25, 2009
Personal & Confidential
Margaret K. Dorman
2918 Freshmeadows Drive
Houston, TX 77063
Dear Margaret:
We wanted to take this opportunity to thank you for your contributions to Smith International, Inc. (“Smith” or “the Company”) and to summarize the benefits you will be eligible for upon your retirement from the Company, subject to the terms of this letter agreement (the “Agreement”).
Timing of Your Departure: Your last day of employment will be October 16, 2009 (the “Retirement Date”).
Special Severance Benefits: Contingent upon your compliance with the terms of this Agreement, including, but not limited to, your timely execution, without revocation, of the attached General Release (the “Release”) and your ongoing cooperation pursuant to the terms below:
•	Severance Payment: You will be eligible for a one-time lump sum severance payment of $2,697,514 less applicable taxes and deductions (the “Severance Payment”). The Severance Payment will not be considered compensation under any compensation or benefit plan sponsored or maintained by Smith and, except as to any equity compensation or as expressly provided herein, will be in lieu of any payment to which you otherwise would have been entitled under (i) the Amended and Restated Change-of-Control Employment Agreement between you and the Company effective as of January 1, 2009 and (ii) the Company’s general severance pay policy. You will not be eligible for any other severance payment except as described herein. The Severance Payment will be made as soon as practicable but no later than fifteen (15) days following the effective date of the executed Release.

•	Special Long-Term Incentive Plan Treatment: You will vest in any stock options, performance restricted stock units (“PRSUs”) granted prior to December 1, 2008 and time based restricted stock units (“TRSUs”) previously granted pursuant to the annual grant program under Smith’s Long-Term Incentive Plan (“LTIP”) and will have thirty-six (36)

months following your Retirement Date, but in no event longer than the term of the original grant, to exercise any vested stock options. Except as specifically modified herein, all terms and conditions of the LTIP will continue to apply. You currently have 72,000 Non Qualified Stock Options that are vested, 16,605 TRSUs that are not vested and 92,845 PRSUs which are not vested. The un-vested TRSUs granted on December 1, 2008 and the PRSUs granted prior to December 1, 2008 will be accelerated. The PRSUs granted December 1, 2008 will be paid out and accelerated at a 50 percent performance level reflecting anticipated achievement of the 2009 performance metrics. Based on the above, the Special Long-Term Incentive Program treatment will result in the issuance of 76,517 shares to you.
•	Company-Subsidized Health Coverage: Provided that you and your eligible dependents, if any, are participating in Smith’s group health, dental and vision plans on the Retirement Date and elect on a timely basis to continue that participation in some or all of the offered plans through the federal law commonly known as “COBRA,” Smith will reimburse you for any such COBRA premiums you pay during the period which begins on your Retirement Date and ends on the earlier to occur of (1) the date eighteen (18) months after your Retirement Date or (2) the date you are eligible to enroll in the health, dental and/or vision plans of another employer. The Company shall make such reimbursement as soon as administratively practicable after the end of the period described in the preceding sentence. You agree to notify Smith promptly if you are eligible to enroll in the plans of another employer or if you or any of your dependents cease to be eligible to continue participation in Company plans through COBRA. You will receive separate information regarding your COBRA benefits, including the federal subsidy.

•	Career Transition Services: You will be eligible for executive outplacement services through Right Management Outplacement Services for a period of twelve (12) months following your Retirement Date.
In order to receive the Severance Payment, the Special Long-Term Incentive Program Treatment, the Company-Subsidized Health Coverage, and the Career Transition Services (together, the “Special Severance Benefits”), you must execute the Release on a timely basis. The Release may not be executed prior to your Retirement Date, and you have twenty-one (21) days to consider the Release. As described more fully in the Release, you have seven days following the date you execute the Release to revoke your signature by delivering a written revocation to Malcolm W. Anderson, Senior Vice President of Human Resources, at 1310 Rankin Road, Building 18, Houston, TX 770073 or fax number (832) 348-1241. The Release will not become effective until you sign it and the seven-day revocation period has passed without you having exercised your right to revoke your signature. If you do not execute the Release or if you revoke the Release after you execute it, the Company will not provide you the Special Severance Benefits. You are advised to consult an attorney prior to executing the Release. Please also note that the Release contains provisions regarding non-disparagement of the Company and its officers, employees, directors, products and services and your ongoing cooperation with transition efforts and other important matters related to your employment.

You must also continue to comply with Company policy through your separation date and with all ongoing obligations to the Company during and following your separation from employment, including those regarding the use and protection of confidential information.
You acknowledge that your Retirement Date is also the date on which your “separation from service” with Smith, as defined in Treasury Regulation section 1.409A-1(h), occurs. As you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder, as each may be amended from time to time (together, “Section 409A”) at the Retirement Date, if some or any portion of the Special Severance Benefits, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), would result in the imposition of additional tax under Section 409A if paid to you on or within the six (6) month period following your Retirement Date, then to the extent such portion of the Deferred Compensation Separation Benefits resulting in the imposition of additional tax would otherwise have been payable on or within the first six (6) months following your Retirement Date, will instead become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following your Retirement Date (or such longer period as is required to avoid the imposition of additional tax under Section 409A). All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each payment and benefit payable under this Agreement and each other Deferred Compensation Separation Benefit is hereby designated as a separate payment and will not collectively be treated as a single payment.
Other Compensation and Benefits: All other compensation and benefits will be governed by the terms of the applicable plans and programs. You will be paid for any earned but unused vacation at the time of your separation from employment, and you also will be reimbursed for eligible business expenses that you incurred during the course of your employment per Company policy.
If any contest or dispute shall arise under this Agreement involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse you, on a current basis, for your reasonable legal fees and expenses, if any, incurred by you in connection with such contest or dispute if you prevail on your claim against the Company.

I hope these severance arrangements are helpful as you plan your future. You have been a valuable member of the team, and we wish you the very best. Please sign below and return an executed original of this Agreement to me to acknowledge your understanding of these terms and conditions.

Sincerely,
/s/ MALCOLM W. ANDERSON
Malcolm W. Anderson

I have read, understand, and agree to the terms and conditions set forth in the letter agreement from Malcolm W. Anderson dated September 25, 2009 (the “Agreement”).

/s/ MARGARET K. DORMAN
Margaret K. Dorman

September 28, 2009
Date